UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Medifast, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Medifast, Inc.

August 7, 2013

To our Stockholders:

You are cordially invited to attend our 2013 Annual General Meeting of Stockholders on Tuesday, September 17, 2013. This meeting will be held at 8:00 a.m., Eastern Daylight Time, at the Inn at Perry Cabin, 308 Watkins Lane, St. Michaels, Maryland 21663. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual General Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual General Meeting of Stockholders and Proxy Statement.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote in accordance with the instructions set forth on the enclosed proxy card. In addition, if you would like to attend the meeting in person, please see the admission instructions set forth in the Notice of Annual General Meeting of Stockholders accompanying this letter and on the enclosed proxy card.

I look forward to seeing you at the meeting.

Best regards,

Michael C. MacDonald
Chairman of the Board & CEO

Medifast Inc.

11445 Cronhill Drive

Owings Mills, MD 21117

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

To Be Held Tuesday, September 17, 2013

To our Stockholders:

NOTICE IS HEREBY GIVEN that the 2013 Annual General Meeting of Stockholders (the “Annual General Meeting”) of Medifast Inc., a Delaware Corporation (the “Company”), will be held on Tuesday, September 17, 2013. This meeting will be held at 8:00 a.m., Eastern Daylight Time, at the Inn at Perry Cabin, 308 Watkins Lane, St. Michaels, Maryland 21663 for the following purposes:

1.	to elect five Class I directors for one-year terms ending in 2014, and four Class II directors for two-year terms ending in 2015;

2.	to ratify the appointment of McGladrey, LLP as the Company’s independent registered public accountants for the fiscal year-ending December 31, 2013; and

3.	to transact such other business as may properly come before the Annual General Meeting and any adjournment, postponement or continuation thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on July 25, 2013 are entitled to notice of and to vote at the Annual General Meeting and any subsequent adjournment(s) or postponement(s) of the meeting.

All stockholders are cordially invited to attend the Annual General Meeting in person. However, to assure your representation at the Annual General Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible. Stockholders attending the Annual General Meeting may vote in person even if they have returned a proxy card.

By Order of the Board of Directors,

Michael C. MacDonald
Chairman of the Board

Owings Mills, MD
August 7, 2013

TABLE OF CONTENTS

THE ANNUAL GENERAL MEETING OF STOCKHOLDERS	1
Information Concerning Solicitation and Voting	1
PROPOSAL 1: THE ELECTION OF DIRECTORS	2
THE BOARD OF DIRECTORS	9
ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES	9
Director Independence	9
Board Meetings	9
Board Leadership Structure and Risk Oversight	9
DIRECTOR COMPENSATION	10
2012 Director Compensation Table	10
Stockholder Communications with the Board of Directors	11
Committees of the Board	11
PROPOSAL 2: THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	14
Audit Committee Report	14
Principal Accountant Fees and Services	15
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	15
EXECUTIVE COMPENSATION	17
COMPENSATION DISCUSSION AND ANALYSIS	17
Purpose and Philosophy	17
Elements of Executive Compensation	17
Equity Ownership by Executives	18
Peer Group	18
Consideration of Advisory Vote on Company’s Executive Officers’ Compensation	19
Compensation Committee Interlocks and Insider Participation	19
Compensation Committee Report	19
2012 Summary Compensation Table	20
2012 Grants of Plan-Based Awards Table	21
Outstanding Equity Awards at 2012 Fiscal Year-End Table	22
2012 Option Exercises and Stock Vested Table	23
Narrative Disclosure to Summary Compensation Table and Grants to Plan-Based Awards Table	23
Potential Payments Upon Termination or Change in Control	24
Compensation Policies and Risk	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
OTHER MATTERS	26

THE ANNUAL GENERAL MEETING OF STOCKHOLDERS

Information Concerning Solicitation and Voting

Place, Time and Date of Meeting.  This Proxy Statement is being furnished to the Company’s stockholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2013 Annual General Meeting of Stockholders (the “Meeting”) to be held on Tuesday, September 17, 2013 at 8:00 a.m., Eastern Daylight Time, and at any subsequent adjournment(s) or postponement(s) of the Meeting, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Stockholders. The Meeting will be held at the Inn at Perry Cabin, 308 Watkins Lane, St. Michaels, Maryland 21663. We are mailing the Notice of Annual General Meeting of Stockholders, this Proxy Statement, and the form of proxy to our stockholders on or about August 7, 2013.

Record Date and Voting Securities.  Only stockholders of record at the close of business on July 25, 2013 (the “Record Date”) are entitled to notice of and to vote at the Meeting. The Company has one series of capital stock, comprised of shares of common stock (the “Common Shares”), outstanding. As of July 25, 2013, 15,542,118 Common Shares were issued and outstanding and held of record by 149 registered holders.

Voting.  Each stockholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Abstentions/withholding and broker non-votes are counted for purposes of establishing a quorum, but they are not counted as votes cast for or against a proposal.   Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. The holders of common stock are not entitled to cumulate their votes in the election of directors.

The Company is not aware of any matter, other than as referred to in this proxy statement, to be presented at the meeting.

Revocability of Proxies.  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or (b) attending the Meeting and voting in person.

Solicitation Expenses.  This solicitation of proxies is made by the Board of Directors and all related costs will be borne by the Company. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, in person, by telephone, facsimile or electronic mail. We do not presently intend to solicit proxies other than by mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

This Proxy Statement contains summaries of certain documents, but you are urged to read the documents themselves for the complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under “Stockholder Communications with the Board of Directors.”

1

PROPOSAL 1:

THE ELECTION OF DIRECTORS

The number of directors in each class is determined by the Board of Directors.  The directors are classified as Class I, Class II and Class III.  The term of Class I and Class II Directors will expire at the Meeting.  The term of Class III Directors will expire in 2015. Each Class I Director is up for re-election for a one-year term ending in 2014, and each Class II Director is up for election for a two-year term ending in 2015.

The table below sets forth the name of each class of director nominated.  The nominees for Class I and Class II directors are to be voted on at the Meeting.  The Board of Directors has nominated Charles P. Connolly, Jason L. Groves, Esq., John P. McDaniel, Donald F. Reilly, and Carl E. Sassano for election as Class I directors to serve one-year terms expiring at the 2014 annual general meeting. The Board of Directors has nominated Michael C. MacDonald, Margaret E. Sheetz, Harvey C. Barnum, and Jerry D. Reece for election as Class II directors to serve two-year terms expiring at the 2015 annual general meeting. Each nominee has consented to be named as a nominee and, to the present knowledge of the Company, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the Meeting (a situation which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted “FOR” the election of those nominated – Charles P. Connolly, Jason L. Groves, Esq., John P. McDaniel, Donald F. Reilly, Carl E. Sassano, Michael C. MacDonald, Margaret E. Sheetz, Harvey C. Barnum, and Jerry D. Reece.

The table below sets forth information about the nine nominees, the directors whose terms of office continue beyond the Meeting, and our non-director executive officers named in our Annual Report on Form 10-K filed with the Securities and Exchange Committee (the “SEC”) on March 13, 2013.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”:

Charles P. Connolly, Jason L. Groves, Esq., John P. McDaniel, Donald F. Reilly, Carl E. Sassano, Michael C. MacDonald, Margaret E. Sheetz, Harvey C. Barnum, and Jerry D. Reece

NOMINEES

Name and Experience	Class	Director Since

Charles P. Connolly, age 64, is currently an independent director focusing on bank relationships, debt refinancing, merger and acquisition strategy and executive compensation design. Mr. Connolly spent 29 years at First Union Corp., that merged with Wachovia Bank in 2001. He retired in 2001 as the President and Chief Executive Officer of First Union Corp. of Pennsylvania and Delaware. Mr. Connolly serves on the boards of numerous profit and non-profit organizations. He holds an MBA from the University of Chicago and AB from Villanova University.	I	2006

Mr. Connolly was first selected as a director in 2006 for his extensive executive experience and financial acumen derived from an executive banking resume. His current selection as director leverages that background of reviewing the financials and performance of hundreds of companies in the public and private sector. He possesses a unique financial and risk assessment perspective into the operations and financial management of the Company. He spends an extraordinary amount of time with our executive team providing guidance and consultation on key metrics and performance objectives that have served Medifast well in the past few years. As the Chairman of the Audit Committee he has served diligently to insure that the Company maintains its high standards of accountability.

Jason L. Groves, Esq., age 42, is the Company’s Executive Vice President and General Counsel. Prior to joining Medifast in November 2011, Mr. Groves served as Assistant Vice President of Government Affairs for Verizon Maryland, since 2003. Mr. Groves is also an Army veteran. He was a direct commissioned Judge Advocate in the United States Army Judge Advocate General’s Corp (“JAG”). As a JAG Officer, he practiced law and had the distinction of prosecuting criminal cases in the District Court of Maryland as a Special Assistant United States Attorney. Over the course of three years, he received two Army Achievement Medals, and one Army Commendation Medal. Mr. Groves received his Bachelor of Science degree, cum laude, in Business with a concentration in Hospitality Management, from Bethune-Cookman University. He also obtained his law degree from North Carolina Central University School of Law and is a member of the New Jersey and District of Columbia bars as well as several bar associations. Additionally, he sits on several non-profit boards including Anne Arundel Medical Center and the Maryland Hospital Association.	I	2009

2

Name and Experience	Class	Director Since

Jason L. Groves, Esq. (continued)
Mr. Groves was first selected as a director in 2009 based on his military, business and legal background. In addition he has extensive experience with government relations and knowledge of the healthcare and communications technology fields. He was a Federal prosecutor thus providing keen insight on the regulatory and legal issues the Company faces in today’s business climate. During his prior service on the Audit Committee he provided timely oversight for all projects undertaken.

John P. McDaniel, age 70, is a seasoned healthcare executive with more than 36 years of experience as a chief executive officer, most recently at MedStar Health in Columbia, Maryland, one of the largest and most comprehensive healthcare delivery systems in the mid-Atlantic region with annual revenues exceeding $4 billion, encompassing 25,000 employees, 5,000 physicians and nine leading hospitals and other health related businesses. Mr. McDaniel has a degree in Business Administration from Wittenberg University, an MHA in Health Management and Policy from the University of Michigan, and an Honorary Doctorate of Humane Letters from Wittenberg University. He is presently Chair and Partner in The Hickory Ridge Group, an advisory, development and investment company that focuses on emerging healthcare and technology related entities. He is also a past member of the board of the Greater Baltimore Committee, a member of the Executive Committee of the Greater Washington Board of Trade, Wittenberg University and is Chair of the Washington Real Estate Trust, a NYSE listed company.	I	2009

Mr. McDaniel was first selected as a director in 2009 for his extensive executive and entrepreneurial experience as well as his service on other public boards. His extensive management and board knowledge concerning the health care industry and health care policy will provide seasoned oversight on behalf of stockholders. Because of his board related experience and leadership experience as a longstanding member of the Maryland Racing Commission, past Director of First Mariner Bank and former Chief Executive Officer of Medstar Health Systems, he is serving on the Executive and Audit Committees in order to bring his business acumen and organizational knowledge to the Company.

Donald F. Reilly, OSA, age 66, holds a Doctorate in Ministry (Counseling) from New York Theological and an M.A. from Washington Theological Union as well as a B.A. from Villanova University. Fr. Reilly was ordained a priest in 1974. His assignments included Associate Pastor, Pastor at St. Denis, Havertown, Pennsylvania, Staff at Villanova University, Personnel Director of the Augustinian Province of St. Thomas of Villanova, Provincial Counselor, Co-Founder of SILOAM Ministries, where he ministers and counsels HIV/AIDS patients and caregivers. He is currently on the board of directors of Villanova University. He also serves on the board of trustees of Merrimack College, MA, St. Augustine Prep, NJ, and Malvern Prep, PA. Fr. Reilly was Prior Provincial of the Augustinian Order at Villanova, PA from 2002 to 2010. He oversaw more than 220 Augustinian Friars and their service to the Church, teaching at universities and high schools, ministering to parishes, serving as chaplain in the Armed Forces and hospitals, ministering to AIDS victims, and serving missions in Japan, Peru, and South Africa. Fr. Reilly is currently the President of St. Augustine Preparatory School in Richland, New Jersey.	I	1998

Father Reilly was first selected as a director in 1998 for his strong background in personnel and executive management with the Augustinian Community which serves the Catholic Church at Villanova University, Merrimack College, high schools, parishes and missions in Japan, South Africa and Peru. His current selection as director utilizes his extensive knowledge of the Company serving as a director and participating in the restructuring of the company in 1999. He was also instrumental in developing the current business model in consultation with the Business School at Villanova University. As Chairman of the Nomination Committee and nationally known academic holding a Ph.D., he has been an invaluable asset providing guidance to the company and creating stockholder value. He also is the primary person on the Nomination Committee to identify and evaluate potential director candidates for character necessary to perform high performance, risk assessment and be transparent which are desirable characteristics for all potential directors. This will ensure continuity in respect to the company’s corporate governance practices and philosophy.
3

Name and Experience	Class	Director Since

Carl E. Sassano, age 63, has more than 40 years of significant corporate experience. Mr. Sassano is a Partner in CSW Equity Partners, a private equity investment company and serves as Chairman of the Board of Voiceport, a company in the CSW portfolio. Mr. Sassano is currently a member of the Board of Transcat, Inc., serves as their Lead Director, and was Chairman of the Board from October 2003 until July 2013. From 1999 to 2000, Mr. Sassano was President and Chief Operating Officer of Bausch & Lomb and held a number of other senior executive positions there including President-Global Vision Care from 1996 to 1999, President-Contact Lens Division from 1994 to 1996, Group President from 1993 to 1994 and President-Polymer Technology, a subsidiary of Bausch & Lomb, from 1983 to 1992.	I	2013

Mr. Sassano’s experience in small-to-medium size divisions within Bausch & Lomb as well as the processes associated with Bausch & Lomb’s overall corporate organization provided Mr. Sassano with the necessary skill set to grow Transcat out of financial turmoil in 2002 and then position it on a path toward growth in the years that followed. Mr. Sassano’s leadership skills and his significant public corporate experience with both small companies (Transcat) and large corporations (Bausch & Lomb) provides him with a strong understanding of the issues organizations face in executing a growth strategy. Mr. Sassano was appointed to the Board by the Company’s Directors on July 22, 2013 and serves on the Company’s Compensation Committee.

Harvey C. “Barney” Barnum, Jr., age 73, was sworn in as the Deputy Assistant Secretary of the Navy for Reserve Affairs on July 23, 2001. In this capacity he was responsible for all matters regarding the Navy and Marine Corps Reserve including manpower, equipment, policy and budgeting. On January 20, 2009, Mr. Barnum was designated Acting Assistant Secretary of the Navy (Manpower and Reserve Affairs), a position he held until May 2009. Mr. Barnum was the fourth Marine to be awarded the nation’s highest honor, the Medal of Honor for valor in Vietnam. He retired from the Marine Corps as a Colonel in August 1989 after 27 and one-half years of service. Mr. Barnum served multiple tours as an artilleryman with both the 3rd and 2nd Marine Divisions to include two tours in Vietnam; 2nd Marine Aircraft Wing; guard officer at Marine Barracks, Pearl Harbor, and operations officer, Hawaiian Armed Forces Police; weapons instructor at the Officer Basic School; four years at Marine Corps Recruit Depot, Parris Island, as commanding officer, Headquarters Company and the 2nd Recruit Training Battalion of the Training Regiment; Chief of Current Operations, U.S. Central Command where he planned and executed the first U.S./Jordanian joint exercise staff as the commander of U.S. Forces and twice planned and executed Operation Bright Star spread over four southwest Asian countries involving 26,000 personnel. Headquarters Marine Corps tours included: aide to the assistant commandant as a captain and deputy director of Public Affairs, Director Special Projects Directorate and Military Secretary to the Commandant as a colonel. Upon retirement in 1989, Mr. Barnum served as the principal director, Drug Enforcement Policy, Office of the Secretary of Defense. Mr. Barnum’s personal medals and decorations include: the Medal of Honor; Defense Superior Service Medal; Legion of Merit; the Bronze Star Medal with Combat “V” and gold star in lieu of a second award; Purple Heart; Meritorious Service Medal; Navy Commendation Medal; Navy Achievement Medal with Combat “V”; Combat Action Ribbon; Presidential Unit Citation; Army Presidential Unit Citation; Joint Meritorious Unit Award; Navy Unit Citation; two awards of the Meritorious Unit Citation; the Vietnamese Cross of Gallantry (silver) and the Department of the Navy Distinguished Public Service Award. Mr. Barnum has attended The Basic School, U.S. Army Field Artillery School, Amphibious Warfare School, U.S. Army Command and General Staff College and the U.S. Naval War College. He is the past president of the Congressional Medal of Honor Society, Connecticut Man of the Year ’67, presented Honorary Legum Doctorem St. Anselm College; Rotary Paul Harris Fellow; Abe Pollin Leadership Award ’03, Marine Corps League “Iron Mike” Award, Order of the Carabao Distinguished Service Award, and Ted Williams Leadership Award.	II	2009

Mr. Barnum was first selected to be a director in 2009 because of his extensive distinguished government service at the Department of the Navy Executive level and his distinguished military career which includes the Medal of Honor Award for bravery in Vietnam. Mr. Barnum brings expertise to the Board in the area of public policy initiatives as it relates to his knowledge of the Executive and Legislative Branch of the U.S. Government and his oversight of our governmental relations and policy initiatives on obesity related to the Company’s products, protocols and clinical studies.

4

Name and Experience	Class	Director Since

Michael C. MacDonald, age 60, joined the Company’s Executive Committee of the Board of Directors in 1998, has served as Executive Chairman since November 2011, and was promoted to Chairman and Chief Executive Officer in February 2012. Prior to this role, Mr. MacDonald was Executive Vice President of OfficeMax, overseeing the Contract Division, a $3.6 billion division of the OfficeMax Company. Mr. MacDonald has spent an additional 33 years in sales, marketing, and general management at Xerox Corporation. Among his most significant roles was leading the turnaround in North America from the years 2000-2004 as President of the North American Solutions Group, a $6.5 billion division of Xerox. In addition, Mr. MacDonald was President of Global Accounts and Marketing from 2004-2007, where he led the re-branding of the Xerox Corporation. Mr. MacDonald also has international experience in marketing, sales, and operations with both Xerox and OfficeMax.	II	1998

Mr. MacDonald received his Bachelor of Arts, Political Science at Rutgers University, earned 44 MBA Credits at Iona College, and attended premier executive education courses in leadership and management at Harvard and Columbia Universities. Mr. MacDonald is the uncle of Margaret Sheetz.

In addition to serving as Chairman and Chief Executive Officer of the Company, Mr. MacDonald also serves on the Jimmy V Foundation and the Archdiocese of Baltimore Catholic Community Foundation.

Jerry D. Reece, age 73, is Chief Executive Officer of Reece & Nichols, a Berkshire Hathaway Affiliate. The company is involved in residential and commercial real estate brokerage, mortgage origination, title insurance and insurance. He has been the chief executive officer since 2011. The real estate arm of the company is the largest real estate brokerage in Greater Kansas City. With over 40 years of experience in real estate, Mr. Reece formed J.D. Reece Realtors in early 1987. He sold the company in 2001 to Homeservices of America, Inc. After graduating from the University of Oregon in 1963 with a B.S. in Finance, Jerry Reece joined the United States Marine Corps and served in Hawaii and Vietnam as a first lieutenant. Following active duty, he continued his service in the Marine Corps Reserve. His various assignments included the command of a rifle battalion and service as a member of the Secretary of the Navy's Marine Corps Reserve Policy Board at the Pentagon. Retired with the rank of Colonel, he is a past member of the board of directors of the Marine Toys for Tots Foundation. His personal decorations include the Legion of Merit, the Navy Commendation Medal with Combat "V" and the Combat Action Ribbon. Mr. Reece was an Advisory Board Member of Commerce Bank, K.C., from 2003 to 2011.	II	2009

Jerry D. Reece was first selected as a director in 2009 for his executive, entrepreneurial and broad real estate expertise. Additional specific skills include experience in sales and marketing, finance, compensation, and recruiting. He is a leader in his community in Kansas City and has served on many for profit and nonprofit boards.

Margaret Sheetz, age 36, is the President and Chief Operating Officer of Medifast, Inc. In March 2011, Ms. Sheetz also became the Chief Executive Officer of Take Shape for Life. Prior to joining the Company in 2000, she worked with the firm of Carrington, Coleman, Sloman and Blumenthal in Dallas, Texas. As Medifast continues to see strong year-over-year growth, Ms. Sheetz has provided the operational and technical leadership that has resulted in Medifast providing the proper infrastructure to support the growth of the Company. Her accomplishments include making dramatic productivity improvement in the Company’s operational capabilities, as well as building a strong infrastructure of distribution, manufacturing, information systems and human resource operations necessary to support rapid business growth. Ms. Sheetz was first selected as a Management Director in 2008 after she had assumed the positions of President and Chief Operating Officer of Medifast, Inc. Her leadership and oversight skills are greatly admired, and she is recognized in the Company as a detail-oriented executive who builds high-performance teams. The Board considers her the source person to get information pertinent to the oversight of Medifast’s operations. Ms. Sheetz is the niece of Michael C. MacDonald.	II	2008

5

Name and Experience	Class	Director Since

Margaret Sheetz (continued)

Ms. Sheetz supports the efforts of the American Diabetes Association, the American Heart Association, and Toys for Tots Foundation. She sits on the Board of Directors for Stevenson University, the Greater Baltimore Committee, Siloam, and is also a member of the Villanova President’s Leadership Circle. In addition, she is the managing trustee of the MacDonald Family Foundation and the Take Shape for Life Foundation which focuses on grants to support educational programs for disadvantaged students. She holds a Bachelor of Arts degree from Villanova University and received an Executive MBA from Loyola University.

CONTINUING DIRECTORS

Name and Experience	Class	Director Since

Kevin G. Byrnes, age 66, has more than 40 years of financial experience working in the retail and commercial banking industries. He is currently Chairman of the Board of Bay Bank, with assets of approximately $500 million and 12 branches located in the Baltimore metropolitan area. Mr. Byrnes served as President/COO and Director of Provident Bank from 2002 to 2009. Provident, acquired by M&T Bank in May 2009, was the largest independent financial institution in the Maryland and Northern Virginia marketplaces at that time, with $6.5 billion in assets, 150 branches and 1,600 employees. Prior to Provident Bank, Mr. Byrnes spent 25 years with the Chase Manhattan Bank in various executive management positions. Mr. Byrnes began his career at Bankers Trust Co. in New York.	III	2013

Mr. Byrnes was selected based on his extensive financial experience given his long career in the banking industry. Because of his public-company experience and significant prior board experience, Mr. Byrnes is serving on the Company’s Audit Committee. Mr. Byrnes was selected to replace Jeannette M. Mills, who resigned to accept a position as Executive Vice President of the Company’s Take Shape For Life business channel.

Barry B. Bondroff, CPA, age 65, is an officer and director with Gorfine, Schiller & Gardyn, PA, a full-service certified public accounting firm offering a wide range of accounting and consulting services. Previously, he was a Senior Managing Director with SMART, a diverse team of business advisory professionals. Mr. Bondroff brings over 42 years of experience providing companies of all sizes and industries with practical and cost-effective accounting, assurance, tax, business, technology and financial advisory services. Prior to managing SMART, Mr. Bondroff was the Managing Director for Grabush, Newman & Co., P.A., which combined with SMART in May 2003. Mr. Bondroff began his career with Grabush Newman in 1970, and in 1976 became Officer and was promoted to Managing Director in 1982. He earned his Bachelor of Science degree in Accounting from the University of Baltimore. Additionally, Mr. Bondroff serves on the Board of Directors for First Mariner Bank of Maryland, a NASDAQ listed company. He is active with First Mariner serving on the Executive Committee, Loan Committee, Audit Committee and as Chairman of the Compensation Committee. In addition to his professional affiliations, Mr. Bondroff served on the Executive Committee for Israel Bonds and was a Director of Cycle Across Maryland. He has served on the National Jewish Medical and Research Center, the Jewish Center for Business Development and has assisted the Baltimore Symphony Orchestra in its fundraising efforts. In addition, Mr. Bondroff was a past President and Treasurer of the Edward A. Meyerberg Northwest Senior Center, and also served as a member of the Board of Directors for the Levindale Hebrew Geriatric Center and Hospital. Mr. Bondroff is currently a member of the Audit Committee of the Associated. He was Treasurer for Special Olympics of Maryland, his term ending in 2012 and was a Trustee for Stevenson University in Maryland,	III	2008

6

Name and Experience	Class	Director Since

Barry B. Bondroff, CPA (continued)

Mr. Bondroff was first selected as a director in 2008 because of his more than 36 years of experience as a CPA, and with corporate governance including serving on the board of another public company. He utilizes that experience as a financial expert and his elected position of Vice Chairman of the Board. His service on the Audit Committee and his availability as a local director in Baltimore provide for local oversight and practical consulting in the area of financial management, risk assessment and Sarbanes-Oxley regulations. He also provides an extensive rolodex that assists Medifast’s management team to find the best talent in the market to assist in our growth and development. On July 22, 2013, the Board of Directors appointed Mr. Bondroff as Lead Director.

Sr. Catherine T. Maguire RSM, age 63, a Sister of Mercy, has served as Executive Director at SILOAM, a Body, Mind, Spirit wellness center for the HIV/AIDS community, from 2011 to present. Prior to this, Sr. Maguire worked in AIDS Ministry within the prison system in Washington, DC. and has served as a vocation director for her religious community for 8 years. She received a BS degree in Education/English in 1972, a MS degree in Library Science in 1974 both from Villanova University, and a MA degree in Theology with an emphasis in Pastoral Ministry & Spirituality in 1995 from St. Michael’s College in Vermont. She served on the board of the National Religious Vocation Conference from 1990 to 1992.	III	2009

Sister Maguire was first selected as a director in 2009 for her extensive executive experience with not for profit human services organizations and her strong background in organizational ethics and human resources and personnel management. She has multiple advanced degrees and assists in developing the women executives of Medifast. As a result of her extensive management and human resources background she was elected to the Nomination Committee where she assists in screening and evaluating potential director candidates and insures the corporate values related to diversity are implemented in the Company and on the Board.

Directors during 2012 Who Are Not Currently Directors

George J. Lavin, Jr., Esq., age 84, was a director of the Company from 2005, and served on the Audit Committee, until his resignation on July 31, 2013.

On May 23, 2013, the Board accepted the resignation of Jeannette M. Mills as a director and Chairperson of the Compensation Committee. Ms. Mills was a director of the Company from 2008. Ms. Mills accepted a position as Executive Vice President of the Company’s Take Shape For Life business channel. The Board appointed Kevin G. Byrnes as a director and a member of the Audit Committee to complete the unexpired term of Ms. Mills.

7

EXECUTIVE OFFICERS

Name and Experience

Timothy G. Robinson, CPA, age 50, is the Company’s Chief Financial Officer. Mr. Robinson was appointed as the Company’s Chief Financial Officer on February 1, 2013. Prior to joining the Company, Mr. Robinson was Vice President, Business Operations for Canon Business Solutions, Inc. from 2008 to 2013, where he served as a key member of the executive team for this national office products subsidiary of Canon U.S.A. From 1995 to 2008, Mr. Robinson was Vice President, Finance & Administration for Canon Business Solutions-East, Inc. Mr. Robinson was Controller of Dupli-Fax, Inc. from 1989 to 1995 and was a Senior Emerging Business Consultant for Deloitte & Touche from 1985 to 1989. Mr. Robinson received his Bachelor of Science degree in accounting from Villanova University.

Donald Gould, age 55, is the Company’s Executive Vice President for Information Technology. Mr. Gould joined the Company in January 2011. Prior to joining the Company, Mr. Gould worked in information technology at Godiva Chocolatier, Inc. and Campbell Soup Company. Mr. Gould has 30 years of information technology experience with the majority being in the consumer products industry. Mr. Gould has managed a variety projects both in the U.S. and internationally, mostly focusing on supply chain and retail operations. Mr. Gould holds a Bachelor of Science degree from Slippery Rock University and a Master of Business Administration degree from Saint Joseph’s University.

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THE BOARD OF DIRECTORS

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

Director Independence

As of August 7, 2013, the Board consists of 12 members, 9 of whom are independent directors. Determinations as to the qualifications of independent directors are made under section 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual and the Company’s Categorical Standards of Independence. The NYSE’s independence guidelines and the Company’s categorical standards include a series of objective tests, such as the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent such director from being independent. The Board of Directors has affirmatively determined that none of the Company’s independent directors had any relationships with the Company.

The Board, in applying the above referenced standards, has affirmatively determined the Company’s current independent directors are: Harvey C. Barnum, Jr., Barry B. Bondroff, Kevin G. Byrnes, Charles P. Connolly, Catherine T. Maguire, John P. McDaniel, Jerry D. Reece, and Donald F. Reilly. The Board of Directors also determined that Jeannette M. Mills was an independent director until her resignation on May 23, 2013 and that George J. Lavin, Jr. Esq was an independent director until his resignation on July 31, 2013. In addition, on July 22, 2013, the Board nominated Carl E. Sassano to be a member of the Board and the Compensation Committee. The Board has affirmatively determined that Mr. Sassano will meet the requirements of an independent director and that Mr. Sassano has no relationships with the Company.

On May 23, 2013, the Board accepted the resignation of Jeannette M. Mills as a director and Chairperson of the Compensation Committee. Ms. Mills accepted a position as Executive Vice President of the Company’s Take Shape For Life business channel. The Board appointed Kevin G. Byrnes as a director and member of the Audit Committee to complete the unexpired term of Ms. Mills.

Board Meetings

For the fiscal year ended December 31, 2012 (“Fiscal 2012”), the Board of Directors held seven meetings. All Board members attended at least 75% of the aggregate number of Board meetings and applicable committee meetings held while such individuals were serving on the Board of Directors, or such committees. Under the Company’s Principles of Corporate Governance, which is available on the Company’s website www.choosemedifast.com, by following the link through “Investor Relations” to “Corporate Governance,” each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending meetings of the stockholders of the Company, the Board of Directors and committees of which he or she is a member. Four directors attended the 2012 annual general meeting of stockholders.

Board Leadership Structure and Risk Oversight

The Company takes a comprehensive approach to risk management. We believe risk can arise in every decision and action taken by the Company, whether strategic or operational. The Company, therefore, seeks to include risk management principles in all of its management processes and in the responsibilities of its employees at every level. Our comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.

The Board of Directors closely monitors the information it receives from management and provides oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s goals, strategies and policies.

Our senior executives provide the Board and its committees with regular updates about the Company’s strategies and objectives and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues with management. The Board and committees call special meetings when necessary to address specific issues. In addition, our directors have access to Company management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board meetings to provide additional insight into items being discussed, including risk exposures.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its three committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

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The Audit Committee oversees the integrity of our financial statements, reporting process and internal controls, the internal audit function, the independent auditors’ qualifications, independence and performance, and the Company’s corporate finance matters including its capital structure. The Audit Committee also provides oversight with respect to the Company’s risk management process, including, as required by the NYSE, discussing with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures and our policies with respect to risk assessment and risk management.

Our Compensation Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its stockholders without encouraging unnecessary risk. In furtherance of this objective, the Compensation Committee evaluates the potential compensation payable under the Company’s executive compensation plans based on alternative performance scenarios. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees. Elements of our executive compensation program that mitigate excessive risk taking, such as our combination of short and long-term incentives are described below under “Compensation Discussion and Analysis.”

The Nomination Committee oversees risks related to our corporate governance, including Board and director performance, director succession, director education and the Company’s Corporate Governance Guidelines and other governance documents. The Nomination Committee also oversees the Company’s quality and regulatory affairs operations and the Company’s programs regarding ethics and compliance, and social and environmental responsibility.

Pursuant to Medifast Inc.’s bylaws and governance guidelines, the rules of the NYSE, and the Chairman of the Board, the Nomination Committee along with the consent of the Board of Directors determines the best committee structure for Medifast. The Board elects the Officers of the Company.

DIRECTOR COMPENSATION

The non-employee Directors of Medifast, Inc. receive an annual stock grant for their services as director. In Fiscal 2012, each director received 500 shares of restricted stock, with the exception of the Vice-Chairman of the Board, Barry Bondroff who received 600 shares. In Fiscal 2012, Directors received a meeting fee for attending either quarterly committee or Board of Director meetings. The Committee fees and Board of Director meeting fees may be received in cash or converted to Medifast stock at a 125% premium based on each Board members election. For additional committee meetings or board service, Directors receive $1,500 per day or a pro rata portion thereof. Employee Directors do not receive any additional compensation for their services as director.

2012 Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for Fiscal 2012.

Name	Fees Earned or Paid in Cash	Stock Awards (1)		Total

Harvey C. Barnum	$656	$33,733		$34,389
Barry B. Bondroff	9,281	35,479		44,760
Charles P. Connolly	10,500	68,971	(2)	79,471
George Lavin, Jr., Esq.	1,969	53,973	(2)	55,942
Catherine T. Maguire	9,094	19,974		29,068
John P. McDaniel	1,594	33,733		35,327
Jeannette M. Mills	281	38,726		39,007
Jerry D. Reece	94	31,236		31,330
Rev. Donald F. Reilly, OSA (2)	20,094	40,480	(2)	60,574

(1)	Amounts are calculated based on the aggregate grant date fair value of these rewards computed in accordance with ASC Topic 718 “Stock Compensation” which excludes the effect of estimated forfeitures. The assumptions and methodologies used to calculate these amounts are discussed in Note 2 to our Consolidated Financial Statements in the Annual Report on Form 10-K filed with the SEC on March 15, 2013. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees is recognized over the vesting periods of the applicable rewards.

(2)	As of December 31, 2012, the total amount of outstanding share awards that had not vested are as follows: Mr. Connolly and Mr. Lavin each hold 1,000 and Fr. Reilly holds 2,000 shares.

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Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Board of Directors, non-management directors as a group or individual directors, including Barry B. Bondroff as the Vice Chairman of the Board in his capacity as the presiding director of executive sessions of non-management directors, may do so by writing to Medifast, Inc., c/o Corporate Secretary, 11445 Cronhill Drive, Owings Mills, Maryland 21117, indicating to whose attention the communication should be directed. Under a process approved by the Board of Directors for handling letters received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the Audit Committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence.

Committees of the Board

Our Board of Directors has a standing Audit Committee, Nomination Committee, Compensation Committee, and Executive Committee.

Audit Committee

Our Audit Committee consists of Charles P. Connolly, Chairperson, Barry B. Bondroff, Kevin G. Byrnes, and John P. McDaniel, each of whom are independent as discussed above under “Director Independence.” As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has affirmatively determined that each audit committee member is financially literate, and that Mr. Connolly is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.

The principal duties of the audit committee are as follows:

•	have the sole authority and responsibility to hire, evaluate and, where appropriate, replace the independent auditors;

•	meet and review with management and the independent auditors the interim financial statements and the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of the Company’s Quarterly Reports on Form 10-Q;

•	meet and review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders) including (i) their judgment about the quality, not just acceptability, of the Company’s accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (ii) the clarity of the disclosures in the financial statements; and (iii) the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, including critical accounting policies;

•	review and discuss with management, the internal auditors and the independent auditors the Company’s policies with respect to risk assessment and risk management;

•	review and discuss with management, the internal auditors and the independent auditors the Company’s internal controls, the results of the internal audit program, the Company’s disclosure controls and procedures, and quarterly assessment of such controls and procedures;

•	establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

•	review and discuss with management, the internal auditors and the independent auditors the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, and

•	receive all calls on the Company’s hotline under the Company Whistleblower Policy.

Our Board of Directors has adopted a written charter for the audit committee which is available on the Company’s website at www.choosemedifast.com by following the links through “Investor Relations” to “Corporate Governance.” In Fiscal 2012, the audit committee met six times.

Nomination Committee

The Nomination Committee consists of Donald F. Reilly, OSA, Chairperson, Catherine T. Maguire, RSM, and Harvey C. Barnum, Jr., all of whom are independent as discussed above under “Director Independence.” The Nomination Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, recommends Director Committee assignments, and recommends actions necessary for the proper governance of Medifast, Inc., and for the evaluation of the performance of the Board of Directors and Chief Executive Officer. With input from the Chairman of the Board and Chief Executive Officer, the Nomination Committee recommends certain executive officers for annual election. The Nomination Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rule or practice necessary for compliance and for good corporate governance. The Nomination committee has been tasked to assist the Chairman in selecting the most qualified and appropriate directors to serve on the Company’s separate Board committees.

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The Company’s Nomination Committee Charter provides that the skills and characteristics required generally of Directors include diversity, age, business background and experience, accomplishments, experiences in Medifast, Inc.’s business and a willingness to make the requisite commitment of time and effort. Accordingly, the Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with diverse backgrounds, business and life experiences that will enable them to constructively review and guide management of the Company. Medifast, Inc. has successfully obtained diverse highly qualified candidates for Directors without utilizing a paid outside consultant. The Nomination Committee considers and evaluates potential Director candidates and makes its recommendations to the full Board of Directors. Any stockholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary, Medifast, Inc., 11445 Cronhill Dr., Owings Mills, Maryland 21117. The Nomination Committee will utilize the same process for evaluating all nominees, regardless of whether the nominee recommendation is submitted by a stockholder or some other source.

If a stockholder wishes to nominate a candidate for election to the Board of Directors, in order for the nomination to be properly made the stockholder must give written notice to the Corporate Secretary of Medifast, Inc. Notice must be received at Medifast, Inc.’s principal executive offices at least 90 days before the date that is one year after the prior year’s annual stockholder meeting. The notice must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the nominee or nominees, (ii) a representation that the stockholder is a holder of record of shares of Medifast, Inc. entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understanding between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iv) such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the Company Bylaws had each nominee been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of each nominee to serve as a Director of Medifast, Inc. if so elected.

Our Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at www.choosemedifast.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any stockholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” In Fiscal 2012, the nominating and corporate governance committee did not formally meet.

Compensation Committee

The Compensation Committee currently consists of Jerry D. Reece, Chairman, Harvey C. “Barney” Barnum, Jr., Catherine T. Maguire, and Carl E. Sassano, all of whom are independent as discussed above under “— Director Independence.”

The principal duties of the Compensation Committee are as follows:

•	measure the Chairman/Chief Executive Officer’s performance against his goals and objectives pursuant to the Company plans;

•	determine the compensation of the Chairman/Chief Executive Officer after considering the evaluation by the Board of Directors of his performance;

•	review and approve compensation of elected officers and all senior executives based on their evaluations, taking into account the evaluation by the Chairman/Chief Executive Officer;

•	review and approve any employment agreements, severance arrangements, retirement arrangements, change in control agreements/provisions, and any special or supplemental benefits for each elected officer and senior executive of the Company;

•	approve, modify or amend all non-equity plans designed and intended to provide compensation primarily for elected officers and senior executives of the Company;

•	make recommendations to the Board regarding adoption of equity plans;

•	modify or amend all equity plans; and

•	review the executive compensation philosophy of the Company, assess any risks which may be reasonably deemed material to the Company, and recommend to the Board any changes deemed necessary to the Company executive compensation plan or any sales channel compensation plan.

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Our Board of Directors has adopted a written charter for the compensation committee which is available on the Company’s website at www.choosemedifast.com by following the links through “Investor Relations” to “Corporate Governance.” In Fiscal 2012, the Compensation Committee met four times.

Executive Committee

Michael C. MacDonald, Chairman, Barry B. Bondroff, Jason L. Groves, and Margaret E. Sheetz are members of the Executive Committee. The Executive Committee has all the authority of the Board of Directors, except with respect to certain matters that by statute may not be delegated by the Board of Directors. The Executive Committee meets periodically during the year to develop and review strategic, operational and management policies for the Company. The Executive Committee did not meet in Fiscal 2012.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was an employee during Fiscal 2012, or has ever been an officer of the Company or its subsidiaries. No executive officer of the Company has served as a director or a member of the compensation committee of another company whose executive officers are also members of the Company’s Board of Directors or Compensation Committee.

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PROPOSAL 2:

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected McGladrey, LLP (“McGladrey”) as the Company’s independent registered public accountants for the fiscal year-ending December 31, 2013. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee below.

One or more representatives of McGladrey will be present at the Meeting, will have the opportunity to make a statement as he or she may desire and will be available to respond to appropriate questions.

In the event stockholders do not ratify the appointment of McGladrey, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF MCGLADREY, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2013.

Audit Committee Report

The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for Fiscal 2012.

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Our Board of Directors has determined that each member of the Audit Committee, Barry B. Bondroff, Charles P. Connolly, George J. Lavin, and John P. McDaniel is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of the NYSE and our Corporate Governance Guidelines.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and McGladrey, the Company’s independent registered public accounting firm for Fiscal 2012, regarding the fair and complete presentation of the Company’s financial position and results of operations in accordance with accounting principles generally accepted in the United States of America and regulations of the SEC. The Audit Committee also has held discussions with management and McGladrey regarding the effectiveness of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. McGladrey is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with McGladrey the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the annual audit of the Company’s financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from McGladrey required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that McGladrey is independent from the Company and its management. The Audit Committee has pre-approved all Fiscal 2012 audit and permissible non-audit services and the fees associated with those services. Further, the Audit Committee has discussed with McGladrey the overall scope and plans for the audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2012.

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The Audit Committee has selected McGladrey as the Company’s independent registered public accounting firm for fiscal 2013, and the Board of Directors has approved submitting such selection to the stockholders for ratification.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Charles P. Connolly, Chairman

Barry B. Bondroff, CPA

George J. Lavin, Jr., Esq.

John P. McDaniel

Kevin G. Byrnes was appointed to the Company’s Board of Directors and Audit Committee on May 23, 2013. Mr. Byrnes did not participate in the relevant review and discussions regarding this report.

Principal Accountant Fees and Services

The fees incurred for the fiscal years ended December 31, 2012 and 2011, from McGladrey LLP and RSM McGladrey, Inc. (through November 30, 2011) for performing the following professional services were:

	2012	2011

Audit Fees (1)	$245,000	$203,000
Audit -Related Fees (2)	26,000	35,000
Tax Fees (3)	138,000	270,000
All Other Fees (4)	14,000	25,000

Total	$423,000	$533,000

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. The Company’s audit committee pre-approves all services and fees provided by the Company’s principal accountant pursuant to the Company’s audit committee charter. All professional services provided to the Company by the Company’s principal accountant were pre-approved by the audit committee.

(2)	Audit-Related fees are for assurance services provided to audit the Company’s employee benefit plan.

(3)	Tax fees were billed for tax compliance services.

(4)	All other fees consist of fees incurred for the review of the Company’s annual Franchise Disclosure Document and other services not reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

Under the policy, pre-approval is generally provided for work associated with the following:

•	registration statements under the Securities Act of 1933 (for example, comfort letters or consents);

•	due diligence work for potential acquisitions or dispositions;

•	attest services not required by statute or regulation;

•	adoption of new accounting pronouncements or auditing and disclosure requirements and accounting or regulatory consultations;

•	internal control reviews and assistance with internal control reporting requirements;

•	review of information systems security and controls;

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•	tax compliance, tax planning and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; expatriate and other individual tax services; and

•	assistance and consultation on questions raised by regulatory agencies.

For each proposed service, the independent auditors are required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent auditors’ independence.

The Audit Committee has approved in advance certain permitted services whose scope is routine across business units, including statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audits.

The Audit Committee pre-approved all audit, audit-related, tax and other services provided by McGladrey during Fiscal 2012 in accordance with this policy.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Purpose and Philosophy

The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors the executive compensation program for all named executive officers: (referred to in this section as the “executive officers”). Each of these executive officers is included in the Summary Compensation Table and the related tables beginning on page 20.

The Compensation Committee is responsible for the creation and periodic review of the overall executive compensation philosophy of the Company related analysis and assessment of any material risk to the Company related thereto, and outlines the components of executive compensation for the executive officers. The Company believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, the Company must be able to attract, retain, and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.

Executive compensation at Medifast is focused on executive performance keyed to results. The Company provides fair and equitable compensation to its executive officers by combining conservative base pay, annual cash incentive, and stock-based long-term incentive. The Executive Cash Bonus Plan is designed to reward executives for the Company’s current year financial success and recognize the responsibilities of the executive officers for meeting the Company’s financial performance goals. Stock-based incentives focus on long-term performance by aligning the executive officers’ long-term financial interests with Company’s stockholders’ interest.

Total direct compensation which includes base pay, annual cash incentive and stock-based long-term incentive is measured against organizations in the general weight-loss industry. In general, there are different kinds of diet products and programs within the weight loss industry. These include a wide variety of commercial weight loss programs, pharmaceutical products, weight loss books, self-help diets, dietary supplements, appetite suppressants and meal replacement shakes and bars. Some of our competitors are substantially larger than we are, and have considerably greater financial resources than we have. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining executive leadership with an attractive compensation package. The Company targets total direct compensation for each executive officer near median for organizations in the general weight-loss industry. The mix of pay (base pay, annual cash incentive and long-term incentive) is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only element of total direct compensation that is not performance based is base pay. Both annual cash incentive and long-term incentive are performance based.

Elements of Executive Compensation

Base Salary

Our base salary determinations principally reflect the skills and performance levels of individual executives, the needs of the Company, and pay practices of comparable public companies within the general health and wellness diet industry. Medifast’s identified peers in the general health and wellness diet industry are NutriSystem Inc., Nutraceutical, Inc., Herbalife Ltd., USANA Health Sciences, and Weight Watchers International Inc. It is not our policy to pay our executive officers at the highest base salary level. Instead, we establish executive base salaries below the midpoint level relative to our peers. We believe this policy sets a prudent and fiscally responsible tone for the Company’s overall base salary compensation programs. Please refer to the discussion below under “Peer Group” for a more detailed discussion of our use of peer group and general industry revenue data.

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Target Bonus

Cash bonuses principally reflect the Company’s financial performance and achievement of corporate objectives established by our Board prior to the fiscal year. The executive bonus plan is designed to reward our executive officers for the achievement of shorter-term financial goals, predominantly revenue growth, profitability, and cash flow. In consultation with the Chairman and Chief Executive Officer, the Compensation Committee evaluates, adjusts and approves the amount and allocation of the bonus pool to each executive officer. In determining the cash bonus allocation among senior executives, the Compensation Committee and the Chairman and Chief Executive Officer consider each executive’s 1) contribution to current and long-term corporate goals, and 2) value in the labor market.

The financial targets for annual cash incentive are premised upon the executive officers delivering on their financial performance projections to Medifast, Inc. as reflected in part, in the annual budget approved by the Board of Directors. In Fiscal 2012 targeted annual incentive compensation was tied to the annual budget approved by the Board of Directors. The Compensation Committee set the target for pre-tax profit as a percentage of sales at 10%, the target for corporate revenue at $310 million, and net increase in cash, cash equivalents, and investments at $15.5 million, excluding treasury stock repurchases. The target performance level is set to promote solid performance. The financial targets for annual cash incentive are divided into three components as follows:

1.	Corporate Revenue: Each executive officer receives 30% of the total target payout if the Company achieves $330.8 million in net revenue, an increase of 11% over 2011 net revenue of $298.2 million, and additional increments for performance levels above the target.

2.	Profit after-tax: 30% of the total target payout is paid to each executive officer if after-tax profit as a percentage of net revenue is 6.4% compared to 6.2% after-tax profits in 2011, and additional increments for performance above the target.

3.	SG&A: If SG&A expenses as a percent of sales are 66.0%, a reduction of 0.1% in total SG&A expenses as a percentage of net revenue compared to 2011, each executive officer receives 30% of the total target payout and additional increments for performance above the target.

4.	Cash Flow: Each executive officer receives 10% of the total target payout if free cash flow is $17.0 million and additional increments if total adjusted cash generated is above the target. Cash flow is defined as total cash generated adjusted for repurchase of treasury stock or adjustments from/to investment accounts.

Equity Compensation

Stock option and restricted stock awards principally reflect the responsibilities to be assumed by each executive in the upcoming fiscal year, the responsibilities of each executive in prior periods, the size of awards made to each executive in prior years relative to the Company’s overall performance, available stock for issuance under share plans, and potential grants in future years. The compensation committee believes that stock option and restricted stock grants (1) align the interests of executives with long-term stockholder interests as the grants vest within 6 years, (2) give executives a significant, long-term interest in the Company’s success, and (3) help retain key executives in a competitive market for executive talent. The restricted stock awards reward the continuity of service of the executive officers since the restricted stock awards vest within 6 years and unvested restricted stock is forfeited upon voluntary termination. In addition, the value of shares awarded increases or decreases with the value provided to stockholders.

In Fiscal 2012 a new Share Incentive Plan was approved by the Company’s stockholders. As of August 7, 2013, 16,163 shares have been issued under the 2012 Share Incentive Plan (the “Plan”).

Equity Ownership by Executives

We do not currently have a formal equity ownership requirement for our executives. However, we encourage our executives to own equity in the Company on a voluntary basis. All of our executive officers own stock, restricted stock and vested and unvested stock options. We periodically review the vested and unvested equity holdings of our executives and evaluate whether these holdings sufficiently align the interests of our executives with the long-term interests of our stockholders. We may consider adopting equity ownership requirements in the future.

Peer Group

We believe that it is appropriate to offer industry competitive cash and equity compensation to our senior executives in support of our objective to assemble and maintain a high performing management team. Our current level of compensation for our executive officers was compared to compensation paid by an industry peer group approved by the Compensation Committee. The criteria used to identify the peer group were: (1) industry — we compete for talent with other healthy living and wellness companies and general weight-loss industry companies of similar and larger size; and (2) financial scope — our management talent should be compensated similar to that of companies of a similar and larger size in terms of revenues.

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For Fiscal 2012, the peer group was comprised of five corporations listed above in “Elements of Executive Compensation – Base Salary”. The peer group revenue range is from $401 million to $3.5 billion with a median revenue of $1.7 billion for Fiscal 2012. The peer group revenue percent change ranged from a decline of 21.2% to an increase of 26.3%, with a median revenue increase of 13.4% in Fiscal 2012.

Consideration of Advisory Vote on the Company’s Executive Officers’ Compensation

At the Company’s 2011 annual meeting, we provided our shareowners with the opportunity to cast a non-binding advisory vote regarding the compensation of our executive officers as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders. At our 2011 annual meeting, our stockholders overwhelmingly approved the proposal, with more than 97% of the votes cast voting in favor of the proposal. We also asked our shareowners to indicate if we should hold a "say-on-pay" vote every one, two or three years. Consistent with the recommendation of our board of directors, our shareowners indicated by advisory vote their preference to hold a say-on-pay vote every three years. After consideration of the 2011 voting results, and based upon its prior recommendation, our board of directors elected to hold a stockholder "say-on-pay" vote every three years until the next required vote on the frequency of stockholder votes on the compensation of our executive officers, which is scheduled to occur at the 2017 annual general meeting of stockholders. As the compensation committee evaluated the Company’s compensation practices throughout Fiscal 2012, the compensation committee was mindful of the strong support our stockholders expressed by the 2011 stockholder advisory vote. Going forward, future advisory votes on executive compensation will serve as an additional tool to assist the Board of Directors and the compensation committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee was an employee during Fiscal 2012, or has ever been an officer of Medifast or its subsidiaries. No executive officer of the Company has served as a director or a member of the Compensation Committee of another company whose executive officers are also members of the Company’s Board of Directors or Compensation Committee.

Compensation Committee Report

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in this Proxy Statement. Based on the review and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement and in the Form 10-K for the year-ended December 31, 2012.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Jeannette M. Mills, Chairman

Harvey C. “Barney” Barnum

Jerry D. Reece

Carl E. Sassano was appointed to the Company’s Board of Directors and Compensation Committee on July 22, 2013. Mr. Sassano did not participate in the relevant review and discussions regarding this report.

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2012 Summary Compensation Table

The following table sets forth the annual and long-term compensation for the last three fiscal years of the Company’s Chairman of the Board and Chief Executive Officer, Chief Operating Officer and President, the current Chief Financial Officer, the Chief Financial Officer from 2010 to 2012, the acting Chief Financial Officers, and the Executive Vice President, Information Technology. In addition the following table includes annual and long term compensation for the Company’s former Chief Financial Officer and the two acting Chief Financial Officers who served in that capacity in Fiscal 2012. These individuals are collectively referred to as the “Named Executive Officers”.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name and Pricipal Position	Year	($)	($)(2)	($)(1)	($)	($)	($)	($)(3)	($)

Michael C. MacDonald (4)	2012	344,231	577,500	550,880	-	-	-	1,321	1,473,932
Chairman of the Board	2011	35,000	-	-	-	-	-	-	35,000
Chief Executive Officer	2010	-	-	-	-	-	-	-	-

Margaret Sheetz	2012	247,115	485,761	1,100,600	-	-	-	6,083	1,839,559
Chief Operating Officer, President	2011	225,000	477,000	450,000	-	-	-	6,800	1,158,800
	2010	155,000	755,000	531,000	-	-	-	4,650	1,445,650

Timothy G. Robinson (5)	2012	-	-	-	-	-	-	-	-
Chief Financial Officer

Edward Powers (6)	2012	207,615	60,000	-	-	-	-	829	268,444
Acting Chief Financial Officer

Joseph Kelleman (7)	2012	120,308	3,141	-	-	-	-	379	123,828
Acting Chief Financial Officer

Brendan N. Connors (8)	2012	261,736	330,512	463,440	-	-	-	6,207	1,061,895
Chief Financial Officer	2011	185,000	167,000	151,000	-	-	-	5,550	508,550
	2010	125,000	270,000	167,000	-	-	-	3,750	565,750

Michael S. McDevitt (9)	2012	250,000	83,366	1,303,320	-	-	-	1,554	1,638,240
Chief Executive Officer	2011	250,000	560,000	532,000	-	-	-	7,000	1,349,000
	2010	185,000	826,000	639,000	-	-	-	5,550	1,655,550

Donald Gould (10)	2012	220,000	174,900	-	-	-	-	4,114	399,014
Executive Vice President	2011	211,539	20,000	-	-	-	-	451	231,990
Information Technology	2010	-	-	-	-	-	-	-	-

(1)	Amounts shown represent the aggregate grant date fair value of the stock awards in the year indicated. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 2 of Notes to our Consolidated Financial Statements in the Annual Report on Form 10-K filed with the SEC on March 15, 2013. The actual value that may be realized from an award is contingent upon the satisfaction of the conditions to vesting in that award on the date the award is vested. Thus, there is no assurance that the value, if any, eventually realized will correspond to the amount shown.

(2)	Bonus amounts determined as more specifically discussed above under “—Compensation Discussion and Analysis”.

(3)	The amounts represent the Company’s matching contributions under the 401(K) plan and contributions to group term life insurance and health savings accounts.

(4)	Michael C. MacDonald was named Executive Chairman of the Board effective November 4, 2011 and Chairman and Chief Executive Officer on February 8, 2012.

(5)	Mr. Robinson was appointed Chief Financial Officer on February 1, 2013.

(6)	Mr. Powers was appointed acting Chief Financial Officer upon Mr. Connors’ resignation on November 13, 2012. Mr. Powers notified the Company on December 19, 2012 of his intent to resign as acting Chief Financial Officer effective January 4, 2013 to accept another job opportunity in the construction tool industry in the greater Baltimore area.

(7)	Mr. Kelleman was appointed acting Chief Financial Officer on December 19, 2012 and served in that capacity until February 1, 2013 when the Company appointed Timothy G. Robinson as Chief Financial Officer.

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(8)	Mr. Connors served as the Company’s Chief Financial Officer from May 2010 until his resignation on November 13, 2012.

(9)	On February 8, 2012, Michael S. McDevitt departed as Chief Executive Officer and resigned as Director of the Company.

(10)	Mr. Gould was appointed Executive Vice President- Information Technology in January 2011.

2012 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option			Grant Date Fair Value of Stock
		Threshold ($)	Target ($)	Maximum ($)	Threshold	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/Sh)			and Option Awards
Michael S. McDevitt former Chief Executive Officer	02/08/06 07/24/08 11/21/08 05/07/09									$ $ $ $	6.25 5.37 3.52 6.55	$ $ $ $	1,250,000 805,550 158,400 786,000

Margaret Sheetz Chief Operating Officer, President	02/08/06 07/24/08 11/21/08 05/07/09									$ $ $ $	6.25 5.37 3.52 6.55	$ $ $ $	937,500 671,250 140,800 655,000

Brendan N. Connors former Chief Financial Officer	02/08/06 07/24/08 11/21/08 05/07/09									$ $ $ $	6.25 5.37 3.52 6.55	$ $ $ $	187,500 268,500 70,400 262,000

Michael C. MacDonald Chairman of the Board Chief Executive Officer	07/24/08 10/31/11									$ $	5.37 16.44	$ $	53,700 986,400

The Board of Directors approved restricted stock grants effective October 31, 2011 to Michael C. MacDonald on the date of his appointment as Chairman of the Board of Directors. He was granted 60,000 shares as an employee inducement which will vest in three equal annual installments of 20,000 shares beginning on October 31, 2012.

The Medifast Board of Directors on May 7, 2009 approved restricted common stock grants to key executives and Board members with a 5-year vesting period, beginning on the grant date. Key executives were granted 460,000 shares of restricted common stock to retain their services over the next five years and recognize continued sales and profit growth in accordance with targets set by the Board of Directors.

The Medifast Board of Directors on November 21, 2008 approved restricted common stock grants to key executives as a 2008 performance bonus for exceeding internal sales and profit forecasts. Key executives were granted 150,000 shares of restricted common stock over a 5-year vesting period, beginning on January 1, 2009.

The Medifast Board of Directors on July 24, 2008 approved restricted common stock grants to the Named Executives Officers with a 5-year vesting period, beginning on the grant date. Named Executive Officers were granted 425,000 shares of restricted common stock to retain their services over the next five years, reward their efforts in the participation of the successful succession and transition of the Company operations to the new senior management team, and incentivize continued sales and profit growth in accordance with targets set by the Board of Directors.

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Outstanding Equity Awards at 2012 Fiscal Year-End Table

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Un-Exercisable	(#)	Price ($)	Date	Vested (#)(1)(3)	($)(2)	(#)	($)
Michael S. McDevitt
former Chief Executive Officer	-	-	-	-		87,000	2,295,930	-	-
Margaret Sheetz
Chief Operating Officer, President	-	-	-	-		73,000	1,926,470	-	-
Michael C. MacDonald
Chairman of the Board	-	-	-	-		42,000	1,108,380	-	-
Chief Executive Officer

(1)	The restricted stock grants vest over five and six years of service as described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards”

(2)	The market value of shares of stock that have not vested is based on the closing price of our common stock on December 31, 2012, or $26.39 per share.

(3)	Mr. McDevitt will vest 30,000 shares on July 24, 2013; 9,000 shares on November 21, 2013; 24,000 shares on May 7, 2013; and 24,000 shares on May 7, 2014. Ms. Sheetz will vest 25,000 shares on July 24, 2013; 8,000 shares on November 21, 2013; 20,000 shares on May 7, 2013; and 20,000 shares on May 7, 2014. Mr. MacDonald will vest 2,000 shares on July 24, 2013; 20,000 shares on October 31, 2013; and 20,000 shares on October 31, 2014.

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2012 Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises and stock vesting for the Named Executive Officers during Fiscal 2012 and the resulting value realized.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Michael S. McDevitt	-	-
former Chief Executive Officer			33,333	564,994
			30,000	607,200
			24,000	435,120
			9,000	261,000

Margaret Sheetz
Chief Operating Officer, President	-	-	25,000	423,750
			25,000	506,000
			20,000	362,600
			8,000	232,000

Brendan N. Connors	-	-
Chief Financial Officer			5,000	84,750
			10,000	202,400
			8,000	145,040
			4,000	116,000

Michael C. MacDonald
Chairman of the Board	-	-	2,000	40,480
Chief Executive Officer			20,000	510,400

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise, multiplied by the number of options exercised.

(2)	Represents the number of restricted shares vested, and the number of shares vested multiplied by the fair market value of the common stock on the vesting date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Michael S. McDevitt. Mr. McDevitt entered into a six year employment agreement effective February 8, 2006. The employment agreement expired in February 2012 and was not renewed. Beginning in February 2012, Mr. McDevitt became a non-executive employee of the Company subject to the terms of a two-year employment agreement under which he is paid a salary of $250,000 per year. Mr. McDevitt was granted 200,000 shares of Medifast, Inc. restricted common stock over a six year vesting period beginning on February 8, 2006 in consideration for his six year commitment and to align his interests with the interests of long-term stockholders. Mr. McDevitt was granted 150,000 shares of common stock vesting over a five year period on July 24, 2008; 45,000 shares of common stock vesting over a five year period on November 21, 2008; and 120,000 common shares vesting over a five year period on May 7, 2009. Provided that he complies with the terms of his employment agreement, Mr. McDevitt will be eligible to receive unvested common stock grants as they vest.

Margaret Sheetz. Ms. Sheetz entered into a six year employment agreement effective February 8, 2006. The employment agreement expired in February 2012 and was not renewed. Ms. Sheetz is presently an at will employee. Ms. Sheetz was granted 150,000 shares of Medifast, Inc. restricted common stock over a six year vesting period beginning on February 8, 2006 in consideration for her six year commitment and to align her interests with the interests of long-term stockholders. Ms. Sheetz was granted 125,000 shares of common stock vesting over a five year period on July 24, 2008; 40,000 shares of common stock vesting over a five year period on November 21, 2008; and 100,000 common shares vesting over a five year period on May 7, 2009.

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Brendan N. Connors. Mr. Connors entered into a six year employment agreement effective February 8, 2006. The employment agreement expired in February 2012 and was not renewed. Mr. Connors resigned as Chief Financial Officer on November 13, 2012. Mr. Connors was granted 30,000 shares of Medifast, Inc. restricted common stock over a six year vesting period beginning on February 8, 2006 in consideration for his six year commitment and to align his interests with the interests of long-term stockholders. Mr. Connors was granted 50,000 shares of common stock vesting over a five year period on July 24, 2008; 20,000 shares of common stock vesting over a five year period on November 21, 2008; and 40,000 common shares vesting over a five year period on May 7, 2009. Upon his termination in 2012, Mr. Connors forfeited 8,000 unvested shares.

Potential Payments upon Termination or Change in Control

Effective as of May 23, 2013, Michael C. MacDonald, Chief Executive Officer, Margaret M. Sheetz, Chief Operating Officer and Timothy G. Robinson, Chief Financial Officer, (each referred to, as “Executive”) entered into agreements with the Company which provide for certain severance and other payments. Under the agreements, if Executive is terminated by the Company without Cause or resigns for Good Reason, as those terms are defined in the agreement, then, in addition to receiving all accrued but unpaid salary and accrued vacation as of the date of termination, Executive will receive salary for one year following termination, bonus for the calendar year of termination as if Executive had been employed through that year, and continue to be covered by the Company’s health, disability and other insurance benefits for a period of one year following termination.

The agreements also provide, notwithstanding anything to the contrary in the Plan, that awards, if any made to Executive under the Plan or otherwise, shall become immediately and fully vested and, to the extent applicable, exercisable as of the day immediately prior to any “Change in Control,” as such term is defined in the Plan. Among other things, the agreements restrict Executive during her/his employment and for a period of eighteen (18) months thereafter (the “Restrictive Period”), from soliciting employees or health coaches to leave the employment of, or cease to maintain relationship with, the Company, hire any person away from the Company or its affiliates, or induce any health coach, suppliers and other enumerated persons to cease relationship with the Company or its affiliates. It further restricts Executive during the Restrictive Period from using confidential information of the Company or its affiliates to participate in any way in any business that is a direct competitor of the Company.

Assuming Mr. MacDonald, Ms. Sheetz, and Mr. Robinson had been terminated on December 31, 2012 by the Company without Cause or by Executive for Good Reason, Mr. MacDonald and Ms. Sheetz would have been entitled to salary and bonus payouts of $921,731, $732,876, respectively and Mr. Robinson would have been entitled to a salary payout of $300,000 plus a bonus in the range of $0 to $540,000, based on the Company’s performance. In addition each Executive would have been entitled to health insurance benefits with a value of $27,500. Assuming Mr. MacDonald, Ms. Sheetz, and Mr. Robinson had been terminated in connection with a Change in Control on December 31, 2012, they would have been entitled to the above amounts plus the value of fully vested share awards of $1,108,380, $1,926,470, and $105,560, respectively. For Mr. MacDonald and Ms. Sheetz, for purposes of the salary and annual bonus, 2012 bonus amounts were assumed, although actual bonus would depend upon performance of the Company in the relevant year.  Since Mr. Robinson became CFO in February 2013, the amounts set forth above assume Mr. Robinson’s 2013 salary and potential bonus. In addition, for purposes of healthcare benefits, such amounts were based on 2012 costs.

Compensation Polices and Risk

The Company does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of July 25, 2013, the amount and percentage of our outstanding common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our outstanding common stock.

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding Common Stock
BlackRock Inc. (1) 40 East 52nd Street New York, NY 10022	1,128,378	8.20%

Visium Balanced Master Fund, Ltd. (2) 888 Seventh Avenue New York, NY 10019	938,165	6.8%

Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	867,125	6.30%

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(1)	Based solely on information reported on an amended Schedule 13G/A filed by BlackRock, Inc. on February 8, 2013. As reported in such filing, BlackRock, Inc. has sole power to vote or direct the vote with respect to 1,128,378 shares of the Company’s common stock.

(2)	Based solely on information reported on Schedule 13G filed on behalf of Visium Balanced Master Fund, Ltd, a Cayman Islands corporation; Visium Asset Management, LP, a Delaware limited partnership; JG Asset, LLC, a Delaware limited liability company and the general partner of Visium Asset Management, LP; and Jacob Gottlieb, Managing Member of JG Asset, LLC (collectively “Visium”) on May 20, 2013. As reported in such filing, Visium has shared voting and shared dispositive powers with respect to 938,165 shares of the Company’s common stock.

(3)	Based solely on information reported on Schedule 13G filed by The Vanguard Group, Inc. on February 13, 2013. As reported in such filing, The Vanguard Group, Inc. has sole voting power with respect to 19,755 shares, shared dispositive power with respect to 18,555 shares and, and sole dispositive power with respect to 848,570 shares of the Company’s common stock for an aggregate beneficial ownership of 867,125 shares of the Company’s common stock.

The following table shows as of July 25, 2013, the amount and percentage of our outstanding common stock beneficially owned (unless otherwise indicated) by each of our (i) directors and nominees for director, (ii) Named Executive Officers and (iii) our directors, nominees for director and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Shares Acquirable Within 60 days	Percent of Outstanding Common Stock (%)

Michael S. McDevitt	309,347	-	2.23%
Margaret Sheetz	379,692	-	2.74%
Brendan N. Connors, CPA	141,450	-	1.02%
Donald F. Reilly	59,766	-	*
Michael C. MacDonald (1)	92,656	-	*
Charles P. Connolly	49,325	-	*
John P. McDaniel	24,114	-	*
Catherine T. Maguire	10,929	-	*
George J. Lavin, Jr., Esq.	23,891	-	*
Barry B. Bondroff, CPA	21,591	-	*
Jeannette M. Mills	17,123	-	*
Harvey C. Barnum	4,002		*
Jerry D. Reece	3,859
Jason L. Groves	1,229		*

All directors, nominees for directors and executive officers as a group:	1,138,974	-	8.22%
(14 persons)

*	Less than 1%

(1)	Includes 62,697 shares that are pledged as collateral for loans.

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OTHER MATTERS

Other Matters

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. In Fiscal 2012, to the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from the Company’s directors and executive officers for Fiscal 2012, we have identified late filings due to an administrative error, for the required Form 4 for the grant of Company shares as part of the director’s annual share-based compensation on March 31, 2012, for Mr. Barnum, Mr. Bondroff, Mr. Connolly, Mr. Lavin, Sr. Maguire, Mr. McDaniel, Ms. Mills and Mr. Reece. In addition, a Form 4 for the grant of 5,000 shares to Mr. Connolly in May 2009 was filed late due to an administrative oversight, as was a Form 4 for the grant of 60,000 shares to Mr. MacDonald on October 31, 2011.

Certain Relationships and Related Transactions

The Board of Directors of the Company has established a policy and certain procedures that must be followed prior to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, with a related party. Under this policy, the Nominating and Corporate Governance Committee monitors and reviews issues involving potential conflicts of interest involving officers and directors of the Company, including reviewing all related party transactions.

Stockholder Proposals for the 2014 Annual General Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2014 annual general meeting of stockholders may do so as long as the proposal complies with the applicable SEC rules and regulations and is received by the Company’s Corporate Secretary prior to March 31, 2014. Proposals should be sent to Corporate Secretary, Medifast, Inc., 11445 Cronhill Dr., Owings Mills, Maryland  21117.

Codes of Conduct and Business Ethics and Corporate Governance Guidelines

Our Board of Directors has adopted a corporate Code of Conduct and Business Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Corporate Governance Guidelines, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Conduct and Business Ethics and Corporate Governance Guidelines are available on our website at www.choosemedifast.com by following the links through “Investor Relations” to “Corporate Governance.”

Any amendment to, or waiver from, a provision of the Company’s Code of Conduct and Business Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller will be posted on the Company’s website, www.choosemedifast.com.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing to the Corporate Secretary, Medifast, Inc., 11445 Cronhill Dr., Owings Mills, Maryland 21117. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

Annual Report, Financial and Additional Information.

The Annual Financial Statements and Review of Operations of the Company for Fiscal 2012 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. A copy of the Company’s Annual Report on Form 10-K is available concurrently with this Proxy Statement to each stockholder of record on the Record Date by way of notice and access.

The Company’s filings with the SEC are all accessible by following the links to “Investor Relations” on the Company’s website at www.choosemedifast.com.  The Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

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Requests and inquiries should be addressed to:

Investor Relations

Medifast, Inc.

11445 Cronhill Dr.

Owings Mills, MD  21117

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PROXY FOR THE 2013 ANNUAL GENERAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 17, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Michael C. MacDonald and Jason L. Groves, Esq., or either of them, with full power of substitution, as attorneys for and in the name, place and stead of the undersigned, to vote all the shares of the common stock of MEDIFAST, INC., owned or entitled to be voted by the undersigned as of the record date, at the Annual General Meeting of Stockholders of said Company scheduled to be held at the Inn at Perry Cabin, 308 Watkins Lane, St. Michaels, Maryland 21663, on Tuesday, September 17, 2013 at 8:00 A.M., Eastern Daylight Time, and at any adjournment, postponement or continuation thereof, as follows:

1. Elect five Class I directors for one-year terms ending in 2014, and four Class II directors for two-year terms ending in 2015.

Class I Directors: Charles P. Connolly, Jason L. Groves, Esq., John P. McDaniel, Donald F. Reilly, and Carl E. Sassano

Class II Directors: Michael C. MacDonald, Margaret E. Sheetz, Harvey C. Barnum, and Jerry D. Reece

☐ FOR All nominees (except as marked to the contrary below)	☐ WITHHOLD

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

2. To approve the appointment of McGladrey, LLP, as the Company's independent registered public accountants for the fiscal year ending December 31, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To transact such other business as may properly come before the Annual General Meeting or any adjournment, postponement or continuation thereof. (Please date and sign on reverse side).

This proxy, if properly executed and returned will be voted in accordance with the directions specified hereon. If no directions are specified, this proxy will be voted FOR the election of the directors named above or their substitutes as designated by the Board of Directors.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee and “FOR” Proposal 2.

This proxy should be dated, signed by the stockholder(s), and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

SIGNATURE

DATE: ________________, 2013

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